UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      September 27, 2021

JAMES RIVER GROUP HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      +1-441-278-4580

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On September 27, 2021 (the “Contract Effective Date”), James River Insurance Company (“JRIC”) and James River Casualty Company (“JRCC” and together with JRIC, “James River”), two principal subsidiaries of James River Group Holdings, Ltd. (the “Company”), entered into a Loss Portfolio Transfer Reinsurance Agreement (the “Reinsurance Agreement”) with Aleka Insurance, Inc. (“Aleka”), a wholly owned captive insurer of Uber Technologies, Inc. (“Uber”). In addition, James River entered into a related trust agreement with Aleka and Wells Fargo Bank, N.A. The transaction closed upon signing.

Under the Reinsurance Agreement, Aleka reinsured (without an aggregate limit) losses arising on and after July 1, 2021 (the “Financial Effective Date”) under substantially all of the insurance policies previously issued by James River to affiliates of Aleka (collectively, the “Reinsured Contracts”) for which James River is not otherwise indemnified by Uber or its affiliates, in exchange for a reinsurance premium of $345.1 million (the “Premium”). Pursuant to the Reinsurance Agreement, (i) an administrator was appointed to handle the open claims under the Reinsured Contracts, for which James River contributed to Aleka a portion of the administrator’s fee equal to $11.8 million upfront on the Contract Effective Date, which was included in the Premium; (ii) Aleka will post collateral to a trust account (the “LPTA Trust Account”) to support its obligations under the Reinsurance Agreement in an amount equal to 102% of James River’s estimate of Aleka’s obligations under the Reinsurance Agreement, which equaled $312.4 million as of the Contract Effective Date; (iii) James River will withdraw funds from the LPTA Trust Account to reimburse the administrator for claims payments; and (iv) exclusions from coverage under the Reinsurance Agreement include liabilities associated with certain extracontractual and excess of policy limits claims payments, amounts recoverable by James River under its existing third party reinsurance agreements, and a subset of claims James River must retain in order to participate in a state reinsurance fund. The Premium, net of $27.5 million for paid losses from and including the Financial Effective Date through August 31, 2021, was deposited into the LPTA Trust Account to serve as collateral, with the excess over the required collateral amount subsequently remitted to Aleka.

Copies of the Reinsurance Agreement and Trust Agreement are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively. Each of the Reinsurance Agreement and the Trust Agreement is incorporated herein by reference. The foregoing description of the Reinsurance Agreement and the Trust Agreement in this report is qualified in its entirety by the terms of the Reinsurance Agreement and the Trust Agreement.

Item 7.01	Regulation FD Disclosure.

The Company is furnishing a copy of the press release it issued on September 30, 2021 (the “Public Announcement”) as Exhibit 99.1 to this Current Report on Form 8-K. The Public Announcement announced the reinsurance transaction described in Item 1.01 of this Current Report on Form 8-K.

The information provided pursuant to this Item 7.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are furnished as a part of this Form 8-K:

Exhibit No.	Description

10.1*	Loss Portfolio Transfer Reinsurance Agreement dated September 27, 2021 between James River Insurance Company and James River Casualty Company, and Aleka Insurance, Inc.
10.2	Trust Agreement dated September 27, 2021 among James River Insurance Company and James River Casualty Company, Aleka Insurance, Inc., and Wells Fargo Bank, N.A.
99.1	Press Release dated September 30, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Pursuant to Item 601(a)(5) of Regulation S-K, the Schedules to this Exhibit have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: September 30, 2021	By:	/s/ Sarah C. Doran
	Name:	Sarah C. Doran
	Title:	Chief Financial Officer